                                  ANNUAL REPORT



                  For the fiscal year ended September 30, 1996



                         BIOMAGNETIC TECHNOLOGIES, INC.
                        1992 EMPLOYEE STOCK PURCHASE PLAN
                        ---------------------------------
                            (Full title of the plan)


                         Biomagnetic Technologies, Inc.
          9727 Pacific Heights Blvd., San Diego, California 92121-3719
          ------------------------------------------------------------
               (Name of issuer of the securities held pursuant to
           the plan and the address of its principal executive office)

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                         BIOMAGNETIC TECHNOLOGIES, INC.
                        1992 EMPLOYEE STOCK PURCHASE PLAN


                          INDEX TO FINANCIAL STATEMENTS


                                                                           Page
                                                                           ----


Financial Statements:

     Report of Independent Accountants                                     F-2

     Statement of Net Assets Available for Benefits                        F-3
     at September 30, 1996 and 1995

     Statement of Changes in Net Assets Available for Benefits             F-4
     for the years ended September 30, 1996, 1995 and 1994

     Notes to Financial Statements                                         F-5

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                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Administrative Committee and Participants of the Biomagnetic Technologies, Inc. 1992 Employee Stock Purchase Plan

In our opinion, the financial statements listed in the accompanying index present fairly, in all material respects, the net assets available for benefits of the Biomagnetic Technologies, Inc. 1992 Employee Stock Purchase Plan (the
Plan) at September 30, 1996 and 1995 and the changes in net assets available for benefits for each of the three years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

The accompanying financial statements have been prepared assuming the Plan will continue as a going concern. As discussed in Note C to the financial statements, Biomagnetic Technologies, Inc. (the Plan Sponsor) has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about the Plan's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note C. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/PRICE WATERHOUSE LLP

San Diego, California
January 10, 1997

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                         BIOMAGNETIC TECHNOLOGIES, INC.
                        1992 EMPLOYEE STOCK PURCHASE PLAN

                 STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS



                                                     September 30,

                                                  1996          1995
                                                -------       --------

Cash and cash equivalents                       $34,377       $195,649

U.S. Government securities, at fair value        53,246

Participant contributions receivable              6,808          4,598
                                                -------       --------

Net assets available for benefits               $94,431       $200,247
                                                -------       --------
                                                -------       --------


                 See accompanying notes to financial statements

                         BIOMAGNETIC TECHNOLOGIES, INC.
                        1992 EMPLOYEE STOCK PURCHASE PLAN

            STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS



                                            Year Ended September 30,

                                         1996         1995         1994
                                       --------     --------     --------

Participant contributions              $154,912     $144,358     $155,015

Interest revenue                          5,984        7,164        5,772

Net depreciation in fair value             (263)
of U.S. Government securities

Benefits paid                          (266,449)     (39,178)    (349,594)
                                       --------     --------     --------

Net (decrease) increase                (105,816)     112,344     (188,807)

Net assets available for benefits:

 Beginning of year                      200,247       87,903      276,710
                                       --------     --------     --------

 End of year                            $94,431     $200,247      $87,903
                                       --------     --------     --------
                                       --------     --------     --------


                 See accompanying notes to financial statements

                         BIOMAGNETIC TECHNOLOGIES, INC.
                        1992 EMPLOYEE STOCK PURCHASE PLAN

                          NOTES TO FINANCIAL STATEMENTS

NOTE A.  PLAN DESCRIPTION

In January 1992, the shareholders approved the establishment of the Biomagnetic Technologies, Inc. 1992 Employee Stock Purchase Plan (the "Stock Purchase Plan") under Section 423 of the Internal Revenue Code. The Stock Purchase Plan is intended to provide eligible employees with the opportunity to acquire an equity interest in Biomagnetic Technologies, Inc. (the "Company") through the acquisition of purchase rights, implemented in a series of purchase periods as determined by the Plan Administrator.

Generally, employees are eligible for participation in the Stock Purchase Plan in the calendar quarter following their first 90 days of continuous employment with the Company. After enrollment, payroll deductions are made to acquire shares under the Stock Purchase Plan up to a maximum of the lesser of 15% of base salary or $25,000 per calendar year. Participants are fully vested at all times in the portion of their account attributable to their contributions. A participant may purchase a maximum of 10,000 shares during any one purchase period and may not acquire more than 5% of the total combined voting power of the Company. In addition, each participant is limited to purchases of $25,000 worth of the Company's stock when combined with any other Company stock purchase plan during any calendar year.

The purchase price of the shares is the lesser of 85% of the fair market value of the shares on the date the purchase right is granted or 85% of the fair market value of the shares on the date the purchase period ends. The purchase rights may be terminated by the participant at any time. The balance in the participant's account, including accrued interest, which is credited to the participant's account based on the participant's contributions proportionate to the total contributions of all participants, will be returned to the participant upon such termination. In addition, if the participant's employment is terminated, any outstanding purchase rights are terminated and the balance in the payroll deduction account will be returned to the participant. If the participant dies or is permanently disabled, the participant's estate or the participant has the option to receive the balance in the payroll deduction account or purchase the shares at the end of the purchase period.

The Stock Purchase Plan provides for automatic purchase of the shares from the funds deducted from the participant's pay and earnings thereon at the end of the purchase period, subject to a pro-rata allocation if the Stock Purchase Plan is oversubscribed.

The Stock Purchase Plan is scheduled to terminate on December 31, 2001, unless terminated sooner. The total number of shares authorized for future purchases under the Stock Purchase Plan is 212,232 at September 30, 1996. The purchase period from April 1, 1994 to March 31, 1996 resulted in an issuance of 26,283 shares of common stock of the Company. The next purchase period is from April 1, 1996 to March 31, 1998.

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NOTE B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF ACCOUNTING

The Stock Purchase Plan's financial statements are prepared on the accrual basis of accounting.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported
amounts of revenues and expenses during the reporting period.   Actual results
could differ from those estimates.

VALUATION OF INVESTMENTS

Investments consist of money market funds valued at cost, which approximates fair value, and U.S. Government treasury securities that are stated at fair value based on quoted market prices. The Stock Purchase Plan's investments are held in a Company administered bank account.

INVESTMENT INCOME

Income from investments is recorded on the accrual basis. In accordance with the policy of stating investments at fair value, changes in net unrealized appreciation or depreciation in the fair value of investments are reflected in the statement of changes in net assets available for benefits in the year in which such a change in value occurs.

ADMINISTRATIVE EXPENSES OF THE PLAN

All expenses incurred in the administration of the Stock Purchase Plan are paid by the Company.

CONTRIBUTIONS

Contributions to the Stock Purchase Plan originate from after-tax payroll deductions of the participants.

BENEFITS PAID

Benefits paid represent the cost to the participants of the stock acquired under the plan as well as any cash payouts due to terminations or elections by the participants.

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INCOME TAXES

The Stock Purchase Plan was established under and is operated in compliance with
Section 423 of the Internal Revenue Code. Therefore, the Plan Administrator believes the Stock Purchase Plan and earnings of the Plan are tax exempt as of the financial statement date.

NOTE C.  OPERATIONS AND CAPITAL RESOURCES OF THE PLAN SPONSOR

The Company incurred net losses of $14,816,000, $6,673,000, and $10,313,000 for the years ended September 30, 1996, 1995, and 1994, respectively. In addition, at September 30, 1996 the Company has an accumulated deficit of $79,863,000 and its current liabilities exceed its current assets, resulting in a working capital deficiency. Management anticipates that capital and working capital expenditures in fiscal 1997 will substantially exceed cash generated from operations.

Management is currently concentrating on completing installation of and obtaining final customer acceptances for its Magnes 2500 WH systems; however, there is no assurance that this will be achieved. In the event that such final acceptances are not obtained, the Company will experience further negative effects on usable cash resources of the Company. Management is also continuing to seek additional sources of debt or equity financing. The Company anticipates that existing capital resources, the reduction in the scope of its operations, and the additional debt or equity financing, will be sufficient to provide operating capital required to meet its obligations in the normal course of business through fiscal 1997; however, there can be no assurances that the Company will be able to obtain the additional debt or equity financing that is required. If such additional debt or equity financing is not obtained, the Company will be required to further reduce the scope of its operations. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

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SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Administrative Committee of the Biomagnetic Technologies, Inc. 1992 Employee Stock Purchase Plan has duly caused this annual report to be signed by the undersigned thereunto duly authorized.


     BIOMAGNETIC TECHNOLOGIES, INC.
     1992 EMPLOYEE STOCK PURCHASE PLAN




     By: /s/ James V. Schumacher                       Date: January 21, 1997
        --------------------------------               ----------------------
            James V. Schumacher
            Biomagnetic Technologies, Inc.
            1992 Employee Stock Purchase
            Plan Administrative Committee